Exhibit 10.30
Unprotected Tenancy Contract
Made and Executed in Tel Aviv, this 31st day of December, 2003

BETWEEN:	Amcol Engineering and Industrial Company Ltd., Private corporate no. 51-000669-5 of 92 Yigal Alon Street, Entrance 5, Tel Aviv (hereinafter: “the Landlord”)

of the one part

AND:	Veraz Networks Ltd., Private corporate no. 51-3044537 Of 43 Hasivim Street, Ramat Siv Industrial Zone, Petach Tikvah (hereinafter: “the Tenant”)

of the other part

WHEREAS	The Landlord is the proprietor of the rights and is entitled to be registered with title as owner of the land known as Parcel 28 in Block 6393 situated at Hasivim Street, Ramat Siv, Kiryat Matalon, Petach Tikvah (hereinafter: “the Land”); and

WHEREAS	Certain buildings exist on the Land which are designed for high-tech and clean industry, including the Building (as hereinafter defined) (hereinafter: “the Project”); and

WHEREAS	The Landlord declares that there is nothing by law or agreement to prevent it from granting a tenancy of the Premises (as hereinafter defined) to the Tenant as set out in this Agreement; and

WHEREAS	The Tenant wishes lease the Premises (as hereinafter defined) from the Landlord on an unprotected tenancy, subject to the provisions hereinafter contained; and

WHEREAS	The Landlord is desirous of granting a lease of the Premises (as hereinafter defined) on an unprotected tenancy, subject as hereinafter provided;
It is therefore agreed and stipulated between the parties as follows:
Preamble, Appendices and Definitions
1.	a.	The preamble and the Appendices hereto constitute an integral part thereof.

	b.	The headings to the clauses are for ease of reference only and do not constitute a part of the Agreement nor are they to be taken into account for interpretation purposes.

	c.	Appendices of the Contract
Appendix “A” —	plan of the Project;

Appendix “B1” —	plan of the Premises area on the fourth floor of the Building;

Appendix “B2” —	plan of the Premises area on the third floor of the Building;

Appendix “B3” —	the Premises area on the second floor of the Building;

Appendix “B4” —	plan of the parking areas and storage area on the basement level, minus 1

Appendix “B5” —	plan of the parking areas and storage area on the basement level, minus 2

Appendix “B6” —	plan of the parking areas and storage area on the basement level, minus 3

Appendix “C” —	Management Agreement

Appendix “D” —	Insurance

Appendix “D1” —	Insurance certificate of the Tenant during the Tenancy Term

Appendix “D2” —	Insurance certificate of the Tenant’s Works

Appendix “E” —	Bank guarantee
d.	The following terms in this Contract will bear the meanings set out opposite them:
1.	“the Building” —	means the building known as Stage 2 of the “Amcol” Project in the Ramat Siv Industrial Zone in Petach Tikvah, marked in red on the plan attached hereto as Appendix “A”;

2.	“the Premises” —	the whole of the fourth floor of the Building having an area of some 1,272 sq.m., (gross) marked in red on the plan attached hereto as Appendix “B1” (hereinafter: “Area A”);

and also:

the whole of the third floor of the Building having an area of some 1,272 sq.m., (gross) marked in red on the plan attached hereto as Appendix “B2” (hereinafter: “Area B”);

and also:

Some 971 sq.m., (gross) situated on the second floor of the Building marked in red on the plan attached hereto as Appendix “B3” (hereinafter: “Area C”);

and also:

74 covered parking places marked in the parking lot of the Building, as marked in red in Appendices “B4”, “B5”, and “B6” (hereinafter: “the Covered Parking Spaces”) and 4 parking places that are not covered situated adjacent to the Building and marked in red in Appendix “A” hereto, (hereinafter: “the Open Parking Spaces”) (the Covered Parking Spaces and the Open Parking Spaces being hereinafter collectively called: “the Parking Spaces”);

and also:

Storage areas having an average area of some 214sq.m., (gross) situated in the basements of the Building and marked in red on the plans as Appendices “B4”, “B5”, and “B6” hereto (hereinafter: “the Storage Areas”)

(Area A, Area B, Area C, the Parking Spaces and the Storage Areas being hereinafter collectively called: “the Premises”).
The Transaction
2.	The Landlord hereby grants to the Tenant and the Tenant hereby takes from the Landlord a tenancy of the Premises in its condition “as is” on the date of the redelivery of possession of the Premises by the Present Tenant of the Premises (as hereinafter defined) to the Landlord and the Tenant hereby waives any claim and/or demand and/or complaint against the Landlord and/or against any person on its behalf in connection therewith (subject as hereinafter mentioned with respect to the making of acoustic renovations to the Premises in a manner whereby persons when speaking will not be heard to an unreasonable degree, between the separate floors and the separate rooms. It is agreed that before possession of the Premises is conveyed to the Tenant, the parties will receive an opinion from an acoustic expert of the Building, Joseph Perla (Eng.) of the “M.G. Acoustics Consultants” office (hereinafter: “the Expert”) concerning the required specification for improving the acoustics and that the Landlord will carry out implementation of his directions contained in the related opinion.

The Landlord will use its best endeavours to improve the acoustics as mentioned to the extent required, within 60 days from the date of receiving the Expert’s opinion, including his directives regarding the manner of implementing the improvement.
Non-applicability of the Tenants Protection Laws
3.	It is expressly agreed and declared that construction of the Premises was completed after 20.8.1968 and that the Tenant has not paid nor has been demanded to pay, directly or indirectly, key money and/or any other premium in respect of the Premises or any part thereof, and that the Tenant will not be deemed to be a protected tenant of the Premises according to this Contract and the provisions of the Tenants Protection (Consolidated Version) Law, 5732-1972 (as amended), and any other statute dealing with tenancy protection, including the Regulations and Orders by virtue thereof, do not and will not apply to the tenancy of the Premises.
Tenant’s Declarations
4.	The Tenant hereby declares that as of the date of the execution of this Agreement, it is subleasing from the Present Tenant (as hereinafter defined) office areas, laboratories, the storage areas and parking places situated in the Building and that it is well familiar with the Building and the Premises and has examined the Premises, the possibilities of using the same according to law generally and for the purpose of its business and activity generally, and found the same to be suitable for its purposes and hereby waives any claim concerning unsuitability or in relation to the method of use of the Premises, subject as provided in clause 2 above.
5.	Cancelled.

Term of the Tenancy
6.	a.	It is agreed that the Tenancy Term of the Premises under this Contract is for 24 months commencing from 1.1.2004 and expiring on 31.12.2005 (hereinafter: “the Tenancy Term”). It is agreed that the date of commencement of the Tenancy Term will be deemed to be the date of delivery of possession of the Premises to the Tenant for all intents and purposes, the Premises being vacant of all and any persons or things (except for persons or objects representing or belonging to the Tenant (hereinafter: “the Possession Date”).

	b.	Subject to the full and punctual performance of all the Tenant’s undertakings during the Tenancy Term, the Tenant is granted an option to extend the tenancy Term by a further Tenancy Term of 24 months, commencing from the expiration of the Tenancy Term (hereinafter: “the Option” and “the Further Tenancy Term” respectively) provided the Tenant notifies the Landlord of its wish to exercise the Option in advance and in writing, and such notice will have been received at the Landlord’s offices at least 90 days before the expiration of the Tenancy Term.

In the absence of a notice by the Tenant as mentioned above resulting in the non-exercise of the Option, the Tenancy Term will expire in accordance with that stated in sub-clause (a) above.

	c.	The terms of this Contract will, mutatis mutandis, apply during the Further Tenancy Term with the exception of the grant of the Option to extend the Tenancy Term during the Further Tenancy Term.
Rent and Maintenance Fees
7.	a.	1.	The Tenant undertakes to pay the Landlord in consideration of the tenancy of the Premises during the Tenancy Term, the Rent set out below (hereinafter: “the Rent during the Tenancy Term”):

			1.1	The sum of US$6.50 in respect of each sq.m., (gross) of Areas A, B and C, namely an aggregate area of some 3,515sq.m., (gross) and aggregating some US$22,847.50 for each tenancy month namely, US$68,542.50 for each quarter.

			1.2	The sum of US$3.50 in respect of each sq.m., (gross) of the area of the Storage Areas of some 214sq.m., (gross) and aggregating some US$749.00 for each tenancy month namely, US$2,247.00 for each quarter.

			1.3	The sum of US$50.00 in respect of the 74 Covered Parking Spaces aggregating US$3,700.00 for each tenancy month, namely, US$11,000.00 for each quarter.

			1.4	The sum of US$25.00 in respect of each of the 4 Open Parking Spaces aggregating some US$100.00 for each tenancy month namely, US$300.00 for each quarter.

1.5	It is agreed that the Rent enumerated in clauses 1.1 – 1.4 above and which equals US$82,189.50 for each quarter, will be translated into new shekels according to the representative rate of exchange known of US$1 on 1.1.2004, and thereafter will be linked to the Consumer Price Index in accordance with the provisions contained in sub-clause 7.d., and 7.e., hereof.

1.6	If any changes occur in the area of the Premises and/or in the number of Parking Places after the execution of this Agreement, the Rent will be adjusted according to the prices specified above.
	2.	The Tenant undertakes to pay the Landlord during the Further Tenancy Term monthly Rent in a sum equal to the shekel rent paid by the Tenant in the last tenancy month of the Tenancy Term (including linkage differentials), with an increment in real terms of 5% (hereinafter: “the Rent during the Further Tenancy Term”). The Rent during the Tenancy Term and the Rent during the Further Tenancy Term will hereinafter be collectively called: “the Rent”.

	3.	The Rent, the Maintenance Fees and the Electricity User Fees (as defined in the Management Agreement attached as Appendix “C” hereto) (hereinafter: “the Management Agreement”), will be paid to the Landlord by the Tenant together with Value Added Tax as required by law on the dates set out in sub-clause (b) hereof with the addition of the linkage differentials mentioned in sub-clause (e) hereof. The Landlord will furnish a lawful VAT invoice to the Tenant after the payment has actually been made, and not later than 30 days after the payment.

b.	The Rent, Maintenance Fees and the Electricity User Fees will be paid monthly and on the 1st of each month, before the commencement of the calendar quarter of the tenancy to which the payment relates, by means of a bank transfer to the Landlord’s account maintained with the Principal Branch of the Union Bank (no. 063) – account no. 491900/89 (hereinafter: “the Landlord’s Account”), with the exception of the method of payment of the first installment in respect of the Rent and advance payments of the Maintenance and Electricity fees as hereinafter set forth.

It is agreed that the Tenant will pay the Landlord on the date of the execution of this Agreement in respect of the first tenancy quarter for the Tenancy Term (namely, the Tenancy quarter falling between 1.1.2004 and 31.3.2004) for payment of the Rent, advance payments of the Maintenance and Electricity User Fees which sum amounts in the aggregate to the equivalent of US$119,097 plus VAT as required by law (US$82,189.50 for the Rent and US$36,907.50 in respect of advances of the Maintenance and Electricity User Fees) which will be translated into new shekels as hereinafter set forth by means of a bank transfer to the Landlord’s Account.

It is agreed that payment for the first quarter mentioned above will be linked to the rate known on 1.1.2004 of US$1; meaning that to the extent the known rate of the U.S. dollar on 1.1.2004 will be higher than that known dollar rate for which payment of the first quarter will have been made by the Tenant, the Tenant will remit to the Landlord, by 15.1.2004 payment equal to such linkage differentials (plus VAT as required by law) and to the extent the known rate of the US$ on 1.1.2004 will be less than that known and at which the payment for the first quarter will have been made by the Tenant, the Landlord will remit to the Tenant, by 15.1.2004 payment equal to those linkage differentials (plus VAT as required by law).

The Tenant undertakes to pay all the payments that are payable by it pursuant to the provisions of this Agreement and the Management Agreement, including payment of the Rent, Maintenance and Electricity User Fees, even if it quits the Premises and/or fails to make any or even partial use of the Premises.

c.	The Tenant may not make any pre-payments without the prior consent of the Landlord.

d.	The Rent will be linked to the Consumer Price Index (CPI) as stated below:

If it transpires from the CPI last published before the actual payment of any installment of the Rent (hereinafter: “the New CPI”) that the New CPI has risen compared with the known CPI of November 2003 that will be published on 15 December, 2003 (hereinafter: “the Base CPI”), then the Rent will correspondingly increase at the rate at which the New CPI will have risen against the Base CPI (hereinbefore and hereinafter called: “the linkage differentials”).
If any CPI will be lower for any reason whatsoever than the Base CPI, such installment will not reduce.

e.	In this Agreement “the Consumer Price Index” or “the CPI” means the Consumer Price Index, including fruit and vegetables fixed by the Central Bureau of Statistics and Economic Research, including such index even if published by any other official institution or body, including any other official index in substitution therefor, whether based on the same data on which the existing index is based or not. If there is another index, and the Central Bureau of Statistics and Economic Research fails to determine the relationship between the current and the replaced index, the Landlord’s and the Tenant’s accountants will determine the ratio between the two.

f.	Delay exceeding 14 days in payment of the Rent constitutes a fundamental breach of the Contract.
Interest on Arrears
8.	a.	Any sum becoming due from the Tenant to the Landlord that is not paid on due date, will, in addition to linkage to the CPI, bear arrears interest on the amount in arrears at the maximum rate customary in Bank Hapoalim B.M., on unauthorized overdrawings in overdraft accounts, the interest accruing monthly, as from the payment date prescribed in this Agreement, with respect to the amount in arrears until the date of actual payment of that sum, plus VAT as required by law. Any payment of arrears as mentioned above exceeding 14 (fourteen) days will be deemed to be a fundamental breach of the Contract.

The arrears interest will be charged in a manner whereby the interest will be compounded with the installment payable by the Tenant to the Landlord after the date of the payment that is in arrears and will, together with such installment and the linkage differentials in respect thereof, be deemed to be principal for purposes of calculating future arrears interest.

b.	Nothing contained in sub-clause (a) above will be construed as conferring upon the Tenant any right to fall into arrears in payment of the Rent under this Contract.
Purpose of the Tenancy
9.	a.	The Tenant undertakes to use the Premises solely for the purpose of marketing, developing, manufacturing and storing communication systems, electronics and high-tech systems, including providing the services and processes required to accomplish such purpose, and for such purpose only.

The Tenant hereby undertakes not to use nor allow the Premises or any part thereof to be used for any other purpose whatsoever except for that stated above, and the Tenant shall be prohibited from engaging at the Premises in any other business or manufacturing or selling or marketing at the Premises any products, merchandise, commodities or other services of any kind whatsoever that are not included amongst those falling in the ambit of the purpose of the lease, as set out below.

	b.	The Landlord undertakes to grant leases of the other areas (that have not been taken on a tenancy by the Tenant) for uses that do not prejudice those contained in sub-clause (a).

	c.	Without derogating from the foregoing it is hereby agreed that the responsibility for obtaining a business licence and any other permit, including a permit from the Police and/or the Ministry of Health and/or municipal authority and/or the fire fighting authorities (if required by law) and all the taxes and payments that will become due to the authority and/or the government and/or any other body in respect of obtaining the licence, including business tax, signage tax, fees and licences for the business and the management thereof required to operate the Tenant’s business at the Premises, will be the sole responsibility and be at the expense of the Tenant only. It is agreed that the Landlord will forward to the Tenant, within a reasonable time of receiving an application to that effect from the Tenant, copies of any approval, permit or licence that is in the Landlord’s possession and is required by the Tenant to be presented to the authorities, provided that no liability or responsibility whatsoever in connection therewith will attach to the Landlord.

It is further agreed that the Tenant will bear payment of the costs that will be required in respect of furnishing copies of the foregoing documents, in accordance with the Landlord’s demand.

	d.	The Tenant may not vary the purpose of the tenancy without receiving the Landlord’s prior written consent. If the Tenant wishes to vary the purpose of the tenancy, it will apply in writing to the Landlord specifying the new purpose and the reasons for the variation. A refusal by the Landlord to agree to the variation of the purpose of the tenancy will not constitute a breach of this Contract on the part of the Landlord.

Use and Repair of the Premises
10.	a.	The exclusive possession of the Premises will be conveyed to the Tenant upon the commencement of the Tenancy Term on condition that this Contract has been executed and the Rent and the advance payment of the Maintenance Fees and Electricity User Fees will have been paid in respect of the first tenancy quarter of the Tenancy Term as provided in clause 7 above and in the Management Agreement, and on condition that all the collateral hereinafter enumerated and certificates of the existence of the insurance contained in the Appendices hereto, will have been furnished by the Tenant to the Landlord.

With respect to those areas on the second floor of the Building only, and which the Tenant is not currently using as of the execution date of this Agreement, and to the extent it makes no use thereof up till the Possession Date, a memorandum of delivery will be drawn up on the Possession Date on which will be noted the defects in those areas not being the result of fair wear and tear, to the extent any such exist. The Landlord or any person on its behalf will make the repairs pursuant to the memorandum of delivery (to the extent they will be required) within a reasonable time.

	b.	As from the date of commencement of the Tenancy Term, all the obligations and duties resulting from this Contract, including responsibility for any damage that will be caused by any act of the Tenant or by persons on its behalf, will be borne by the Tenant, whether the Tenant has appeared on that day to take possession or not, and whether a memorandum of delivery has been prepared or not.

	c.	Cancelled.

	d.	The Tenant undertakes to carry on its business at the Premises, in the common areas of and adjacent to the Building, in a manner whereby no risk and/or safety or health or other disturbance will occur.

	e.	The Tenant undertakes to operate its business reasonably and cautiously and in co-ordination with the Landlord’s activity or that of the Management Company or persons on their behalf.

	f.	The Tenant will not be entitled to make any use of the pavements, roads and any other public area falling within the boundaries of the Land, except for the purpose for which those public areas are designed.

	g.	The Tenant undertakes to use the Premises in a proper and reasonable manner and properly keep and maintain the Premises, and repair personally and at its own expense, any defect, malfunction or damage that will be caused at the Premises by or on behalf of the Tenant, including by its employees, visitors and invitees and redeliver possession of the Premises to the Landlord at the expiration of the Tenancy Term or the Further Tenancy Term or at the end of this Agreement (howsoever determined), the Premises being free and clear of any person and thing belonging to the Tenant and in good, proper and clean condition as they were delivered to the Tenant, with the exception of fair wear and tear, and available for immediate use and may, at its own expense, effect any repair that will be required in order to fulfil its undertaking mentioned, by not later than the date on which the Landlord is entitled to take possession of the Premises as mentioned.

h.	If the Tenant fails to carry out the repairs mentioned above in this clause as notified by the Landlord and/or fails to properly carry them out in the Landlord’s reasonable opinion, the Landlord will be entitled, but be under no duty, to enter upon the Premises and carry out such repair and maintenance works, either personally or by others, in lieu of, but at the expense of, the Tenant, without derogating from any other rights and relief that are conferred upon the Landlord under this Agreement, and all if the Tenant has failed to carry out such repairs within 7 days of the Landlord notifying it in writing of its intention to enter upon the Premises for the purpose of carrying out such repairs.

i.	The Landlord will repair as soon as possible malfunctions and damages that will be caused to the external shell of the Premises and in the Building and which do not result from reasonable wear, and to a standard being no less than that which existed on the date of the execution of this Contract fair wear and tear excepted.

j.	The Tenant undertakes not to effect any alterations or additions whatsoever in the Premises, without receiving the consent of the Landlord, its consultants, including the fire safety consultant and building architect, in advance and in writing, subject to obtaining a lawful licence and permit if such licence/permit is required, and subject to the performance of the Landlord’s or its representatives directives, to the extent such exist.

As a fundamental condition precedent for the carrying out of such alterations or additions, to the extent the consents for such purpose have been granted, the Tenant further undertakes to furnish, prior to making the alterations and/or additions, the insurance certificates in the form attached hereto as Appendix “D2”. The Landlord undertakes not to oppose the making of such alterations except on reasonable grounds, and to provide its response to the Tenant’s application within a reasonable time.

Without derogating from the Landlord’s rights under this clause, the Tenant will be liable immediately upon receiving the Landlord’s demand to do so, to remove, at its own expense, all additions and/or alterations that will have been made contrary to the provisions of this sub-clause and the Landlord will have the right to do this at the Tenant’s expense.

Alterations which cannot be easily removed or the removal of which will cause damage to the Premises from the aesthetic or structural standpoint, will be left in place with the Landlord’s consent and pass into the Landlord’s ownership free of any consideration upon the conclusion of the Contract or the Tenancy Term, as appropriate.

k.	In the event of the Tenant ceasing to use the Premises for any period during the Tenancy Term and the Further Tenancy Term (to the extent it is realized), the Tenant will be liable for all its undertakings under this Agreement during such period.

l.	The Tenant may not install any signage on the external frontages of the Building and/or the internal common areas of the Building (with the exception of internal signage within the Premises), save as subject to the prior written and express approval of the Landlord and/or the Management Company pertaining to the form, content and location of the signage and pursuant to the provisions of any law, including a permit from the local authority.

The Landlord will be entitled to remove at the Tenant’s expense any sign that will be installed by the Tenant in breach of the provisions of this clause, provided that 7 days’ advance notice of its intention to do so is given to the Tenant. Any cost and tax or liability applying to or imposed in respect of such signage will be borne solely by the Tenant.

It is clarified that subject to the foregoing, the Landlord will not oppose in principle signage in which the names of the companies whose products are being sold at the Premises will appear, except on special grounds and the Landlord undertakes to grant its response to the Tenant’s request within a reasonable time. The Landlord is also aware of, and agrees to, the signs currently existing in the Building.

m.	The Landlord’s employees and agents will be entitled to enter upon the Premises at any time during usual business hours provided that this is done by prior arrangement with the Tenant and the visit will be accompanied by a representative of the Tenant – all for purposes of examining the Premises, making repairs and fulfilling the terms of this Contract.

n.	A breach of this clause will be deemed to be a fundamental breach of this Contract.
Levies and payments
11.	a.	The Tenant undertakes to pay, as from the date of the commencement of the Tenancy, all taxes of their various kinds, fees, municipal rates, levies and other payments, imposed now or hereafter during the Tenancy Term (and the Further Tenancy Term to the extent it is exercised), according to the provisions of any law, on the tenant of a property, as distinct from the owner thereof, and relating to the Premises and/or to the business there carried on, directly, and on the legal date on which they are payable to the various authorities.

The Tenant will further bear all costs of any kind whatsoever that are involved in maintaining the Premises, including its share of the common property, and, without derogating from the generality of the foregoing, expenses in respect of insurances, maintenance, electricity, communications and telephone.

It is hereby clarified that the Tenant will make the payment for the costs of using the electricity and water directly to the Management Company (as that term is defined in the Management Agreement), or any person on its behalf, pursuant to the terms of the Management Agreement.

It is hereby clarified that the Tenant will, at its own expense or in conjunction with the Tenant’s of the Building, to the extent it desires, either personally or by means of a third party, arrange for access control services in the lobby of the Building or to the Premises, to the generator services in times of emergency, UPS backup, communications, computer and telephony systems.

	b.	The Landlord undertakes to ensure that the Tenant will be allowed free access to the areas of the Premises on the second, third and fourth floors and also to the

Storage Areas by means of the approaches and corridors on each floor between Stage A of the Building and Stage B thereof, in which the Premises are situated.

c.	The Tenant undertakes to reimburse the Landlord within 14 days of receiving a demand to do so in writing, or within 14 days of the actual payment date of the insurance, whichever is the later, its proportional share of the insurance costs paid by the Landlord in respect thereof pursuant to the proportional share of the Premises as against the overall areas of the Project for purposes of insuring the Building and the areas leased in the Project with respect to insurance of loss of profits, as more particularly set out in Appendix “D” hereto.

d.	The Tenant undertakes to produce to the Landlord from time to time, at the Landlord’s request, copies of all the receipts and certifications testifying to the fact that it has indeed paid the payments applicable to it under this Contract and on the termination of the Tenancy Term and/or of the Further Tenancy Term and/or the end of this Agreement (howsoever determined), to remit to it the original receipts and/or bills and/or clear photocopies of those documents. The Tenant undertakes to produce to the Landlord receipts and/or certifications testifying to the payments that have been made after the completion of the Tenancy Term and/or of the Further Tenancy Term (if exercised) and/or the end of this Agreement, (howsoever determined), and which relate to the Tenancy Term and/or the Further Tenancy Term (if exercised) respectively.

e.	To the extent the Landlord and/or the Management Company, makes, for any reason any payment which, by this Contract, is payable by the Tenant, the Tenant will reimburse the Landlord and/or the Management Company for any sum so paid immediately upon their first demand together with the management fees, linkage differentials to the CPI as well as arrears interest at the rate fixed above from the date of the payment thereof by the Landlord and/or the Management Company until the date of actual payment thereof to the Landlord and/or the Management Company.

f.	A breach of this clause will be deemed to be a fundamental breach of this Contract.
Management and maintenance
12.	a.	The Tenant undertakes to sign on the execution of this Agreement with the Landlord (hereinafter also: “the Management Company”), the Management Agreement in the form attached as Appendix “C” hereto (hereinafter: “the Management Agreement”). The Landlord may provide management services pursuant to the Management Agreement directly or by means of a third party to be appointed by it.

The Tenant further undertakes to comply with all its commitments under the Management Agreement including payment of the advances on a quarterly basis in advance in respect of the Management Fees and Electricity User Fees, without derogating from payment of the Rent. The Tenant undertakes to co-operate with any doorman and/or guard that will be placed in the Building, (if at all) on the Landlord’s behalf or on behalf of the Management Company (as hereinbefore defined) and obey all their instructions.

Without derogating from the generality of the foregoing, the Tenant undertakes to co-operate with any such body, in every way and form.

For the avoidance of any doubt it is hereby clarified that the conditions of the Management and Maintenance Agreement will be no less favourable than those of the management and maintenance that have or will be agreed with other tenants in the Building.

b.	A breach of any of the conditions or undertakings contained in the Management Agreement by any of the parties will constitute a fundamental breach of this Tenancy Agreement and confer upon the aggrieved party the right to exercise against the counterparty all the relief and remedies conferred upon it under this Agreement and/or under the Management Agreement and/or at law.
Assignment of rights
13.	a.	The Tenant hereby undertakes not to transfer or assign its rights under this Contract to any other body or person nor grant any lease or convey to any other person or persons nor allow or grant any right whatsoever to any person or persons to use the Premises or any part thereof, nor share with any person possession of the Premises or the use thereof or any part thereof in any manner and way whatsoever, for consideration or otherwise, without receiving the Landlord’s prior written consent. Notwithstanding the foregoing, this clause will not apply to a sub-lease to the parent company, sister-company and subsidiary, as defined in the Securities Law, 5728-1968 and/or the assignment of the Agreement to any third party that will acquire all (or a substantial part of) the Tenant’s assets, provided that the Landlord’s rights will not be diminished and the Tenant (or any third party, as appropriate) will assume performance of all its undertakings under this Agreement.

Where the consent of the Landlord is required, the Landlord will not unreasonably withhold its consent but may stipulate reasonable conditions that will be intended to ensure the continued performance of the Tenant’s undertakings under this Agreement.

	b.	The Landlord on its part may transfer its rights and obligations under this Contract to any other person or body without requiring the Tenant’s consent, on condition that the Tenant’s rights under this Contract will not be diminished.
Liability and Insurance
14.	a.	Without derogating from any provision of law concerning liability, the Tenant will be solely responsible for any loss or damage to person or property that will be caused to the Landlord and/or the Management Company and/or their employees and workers and/or to the Tenant or its employees or workers and/or to any third party whatsoever following the use of the Premises or the Tenant’s activity at the Premises or following any act or omission of the Tenant or its employees or workers and/or those who are employed by it or by persons on its behalf.

b.	The Tenant undertakes to indemnify the Landlord and/or the Management Company immediately upon receipt of first demand in respect of any reasonable liability or expense (including expenses of defence and/or legal fees) that will be imposed on any of them following any demand or claim resulting from any damage, act or omission for which the Tenant is responsible as aforesaid, on condition that the Landlord will give prompt notice to the Tenant of the existence of such demand or claim and allow it to bring defence against the same.

c.	The undertakings of the parties regarding insurance are set out in Appendix “D” hereby and in the insurance certificates attached as Appendices “D1 –D2” hereto and the provisions of those Appendices will be binding upon the parties and take precedence over any other provision to the contrary.
Vacation of the Property
15.	a.	The Tenant undertakes to quit the Premises immediately upon the expiration of the Tenancy Term or the Further Tenancy Term or the end of this Agreement (howsoever determined), all according to the circumstances, and redeliver exclusive possession of the Premises to the Landlord, the Premises being free and clear of all persons and things, and in good and proper condition as received by it, with the exception of fair wear and tear pursuant to that stated in clause 10(g) above.

	b.	In addition to the remedies and relief enumerated in this Agreement and/or at law, if the Tenant fails to quit the Premises on the date of the vacation thereof as stated above, the Tenant will be liable to pay the Landlord a pre-agreed and estimated sum of new shekels equal to the Rent multiplied by 3 (three hundred per centum) of the last monthly Rent which it ought to have paid according to this Agreement before the delay in vacating began, plus linkage differentials and VAT in respect of each month of delay from the beginning thereof until the actual redelivery of the Premises to the Landlord in accordance with the terms hereof. For the avoidance of any doubt, a period of delay that is shorter than one month will be computed as a proportional part of a full month for purposes of this calculation.

	c.	Without derogating from the Tenant’s obligation to quit the Premises, and without derogating from any other relief conferred upon the Landlord pursuant to this Agreement and/or at law, the Landlord and/or the Management Company will be entitled, in the event of the Tenant failing to quit the Premises on the date prescribed in sub-clause (a) above, to bring suit against the Tenant for payment of all the sums, taxes, installments, undertakings, repair expenses, damages, losses and all other payments without exception as set out in this Agreement and/or in the Management Agreement on account of the period commencing from the date on which the Tenant ought to have vacated the Premises until the date on which it will actually do so and redeliver the same to the Premises in accordance with the terms of this Agreement as if the Tenancy Term and the Further Tenancy Term (if it is exercised) will have continued.

	d.	For the avoidance of any doubt it is clarified that receipt of the payments mentioned in sub-clause (c) above will not create any tenancy relationship between the Tenant and the Landlord with respect to the period following the date of vacation of the Premises.

e.	Nothing contained in this Contract shall derogate from any remedy conferred upon the Landlord by law, including the right to specific performance of the Contract.
Breaches and Remedies
16.	a.	The Contracts (Remedies by reason of Breach of Contract) Law, 5731-1970, will apply to a breach of this Contract by either of the parties.

	b.	In addition to the foregoing and without derogating from any other relief or remedy conferred upon the Landlord by this Contract or at law, the Tenant hereby agrees that if it has committed a fundamental breach of this Contract and/or any of the terms thereof, the Landlord will be entitled to rescind this Contract and demand the surrender and exclusive possession of the Premises from the Tenant and the Tenant undertakes to respond to this demand within 14 days, remove the equipment, employees and representatives from the Premises and to the extent it fails to do so, the Landlord will be entitled to remove the same from the Premises in such manner as it will deem fit, including by way of discontinuing the provision of any service and/or supply of energy and/or water and/or air-conditioning to the Premises and similarly by replacing the locks at the Premises.

Without derogating from the foregoing, each of the following events will be deemed to confer upon the Landlord the right to terminate the tenancy hereunder, demand the immediate vacation of the Premises by the Tenant and recoup payment from the Tenant by such legal method as is conferred upon it, including by way of realizing the collateral mentioned below to cover all the Landlord’s damages, including eviction of the Tenant, removal of its equipment, employees and representatives from the Premises:
(1)	The Tenant commits a breach of one or more of its undertakings under this Agreement which breach is described as or is deemed to be a fundamental breach of this Agreement and such breach is not cured within 14 days of written notice to the Tenant to do so, or, in the case of a breach other than a fundamental breach, the same has not been cured within 30 days of written notice having been given to the Tenant;

(2)	A judicial closure order has been issued for the Tenant’s business at the Premises and such order has not been vacated within 30 days of issue.

(3)	Bankruptcy or winding-up proceedings have been taken against the Tenant by either the Tenant or a third party, and are not vacated within 90 days of issue.

(4)	Any execution proceedings have been taken against the Tenant at the Premises that prevent the Tenant from performing its undertakings hereunder, including payment of Rent and Maintenance Fees, and such proceedings are not vacated within 60 days.

(5)	A receiver is appointed over all or a material part of the Tenant’s property which prevents the Tenant from performing its undertakings hereunder, including payment of Rent and Maintenance Fees, and such proceedings are not vacated within 60 days.

(6)	The Tenant has abandoned the Premises or terminated the use thereof for a period exceeding 30 consecutive days for any reason related to the Tenant and has failed to perform its undertakings hereunder, including payment of Rent and Maintenance Fees.

(7)	Cancelled.

(8)	A petition for stay of proceedings is filed against the Tenant and such petition has not been vacated within 90 days.

(9)	A trustee is appointed for the Tenant and such appointment is not vacated within 90 days;

c.	Without derogating from any other right of the Landlord by law or under this Agreement, in the event of a rescission of the Agreement by reason of a breach thereof and the tenancy being terminated, the Tenant undertakes to pay the Landlord pre-determined and agreed damages in the sum equal to the Rent, as existing on the date of the breach, for three (3) months of the tenancy, with the addition of linkage and VAT as required by law.

d.	Without derogating from the generality of the foregoing, the right of lien, and the right to exercise the lien over any property of the Tenant at the Premises, is hereby granted by the Tenant to the Landlord. Should the Landlord elect to exercise the lien no obligation will apply to the Tenant to remove from the Premises such property in respect of which the Landlord will have exercised the right of lien.

e.	Nothing contained in this clause shall derogate from the parties’ rights under this Contract or at law.
Bank Guarantee
17.	To secure the performance of all the Tenant undertakings hereunder, the Tenant will furnish the Landlord upon the execution of this Contract with an unconditional autonomous guarantee of a recognized and reputable bank for the entire period of the Tenancy Term and the Further Tenancy Term (if it is exercised) in an amount equal to US$140,000.00 which will be translated into new shekels in accordance with the U.S. dollar rate known on the date of the issue of the guarantee by the bank, plus VAT, such guarantee to be in the form attached hereto as Appendix “E”. The above guarantee will be issued for a period of one year and extended from time to time by the Tenant in a manner whereby it shall remain in force until three months following the expiration of the Tenancy Term and the Further Tenancy Term (if it is exercised). The extended guarantee will be presented to the Landlord by the Tenant 60 (sixty) days before the expiration date of the existing guarantee (with the exception of the expiration of the guarantee after the three months following the Tenancy Term and the Further Tenancy Term (if it is exercised), and as appropriate), failing which the existing guarantee will be called. The guarantee will be held by the Landlord to secure performance of the Tenant’s undertakings hereunder and be returned to the Tenant 3 months following the date of an accounting being made between the parties upon the Premises being vacated pursuant to the terms hereof.

Setoff
18.	It is hereby agreed that the Tenant will not be entitled to set off the Landlord’s and/or the Management Company’s debts against it under this Agreement and/or under the Management Agreement against the Rent and Management Fees and Electricity User Fees payable by the Tenant to the Landlord and/or to the Management Company under this Agreement and the Management Agreement.
Stamp Duty
19.	The stamp duty costs of this Agreement and the copies thereof (to the extent it applies) will be borne by the parties in equal shares.
General
20.	a.	This Contract supersedes any memorandum of agreement and/or agreement or proposal and/or representation signed or made between the parties (if so made or signed) and/or any paper and other representation on which negotiations were conducted, and will replace the same in all respects and all matters relating to this Agreement.

	b.	The parties confer exclusive jurisdiction on the competent court in the city of Tel Aviv — Jaffa.
Notices
21.	a.	The addresses of the parties for purposes of this Contract are set out in the preamble thereof.

Following the commencement of the Tenancy Term, the Tenant’s address for the purposes of this Contract will be at the Premises.
b.	Any notice sent by either party to the other to the addresses appearing above will be sent by registered mail and/or be delivered personally and be deemed to have reached its destination within 72 hours of being posted or being served – and if served by hand at the official offices of the parties, the date it reaches its destination will constitute the delivery date.
In witness whereof the parties have set their hands:

/s/ Illegible	/s/ Israel Zohar
The Landlord Amcol Engineering and Industrial Company Ltd.	The Tenant